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Exhibit 23.1

CONSENT OF ERNST & YOUNG, LLP, INDEPENDENT AUDITORS

        We consent to the reference to our firm under the caption "Experts" in the Registration Statement (Form S-4) and related Prospectus of Silicon Graphics, Inc. for the registration of $230,591,000 principal amount of its (i) 11.75% Senior Secured Notes Due 2009 and (ii) 6.50% Senior Secured Convertible Notes Due 2009 and to the incorporation by reference therein of our report dated September 29, 2003 with respect to the consolidated financial statements and schedule of Silicon Graphics, Inc. included in its Annual Report (Form 10-K) for the year ended June 27, 2003 filed with the Securities and Exchange Commission.

ERNST & YOUNG LLP
Palo Alto, California November 20, 2003

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  Exhibit 23.1